UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

ESSEX CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File No. 0-10772

Virginia	54-0846569
(State or other jurisdiction of incorporation or organization)	(IRS Employer ID No.)

6708 Alexander Bell Drive, Columbia, Maryland	21046
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (301) 939-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2005, Essex Corporation (“Essex”), together with its subsidiaries Computer Science Innovations, Inc. (“CSI”), The Windermere Group, LLC, Windermere Information Technology Systems, LLC, and Windermere HDS, LLC, entered into an Amended and Restated Revolving Line of Credit Loan and Security Agreement (the “Credit Facility”) with Bank of America, N.A (the “Bank”). The Credit Facility replaces a previous credit facility with the Bank to which Essex’ recently acquired subsidiaries The Windermere Group, LLC, Windermere Information Technology Systems, LLC, and Windermere HDS, LLC (collectively, “Windermere”) were party.

Essex’ obligations under the Credit Facility are secured by all assets of Essex and its subsidiaries, other than patents, and the Credit Facility has a maturity date of June 30, 2008. Under the Credit Facility, the Bank has committed, subject to customary conditions precedent, to provide advances and letters of credit to Essex and its subsidiaries of up to $20,000,000, with guidance line advances of up to an additional $20,000,000 available to Essex at the Bank’s discretion. The amount of advances permitted at any time may depend in part upon Essex’ funded debt to earnings ratio and on the amount of Essex’ receivables. Proceeds of the Credit Facility may be used for working capital, permitted acquisitions of other entities or assets, and other general corporate purposes not inconsistent with the terms of the Credit Facility. Amounts borrowed under the Credit Facility may be borrowed, prepaid and reborrowed from time to time.

Interest on amounts outstanding under the Credit Facility accrues at a rate equal to the sum of the British Bankers Association LIBOR Rate plus a margin that varies from 1.25% to 1.85% depending upon Essex’ funded debt to earnings ratio for the preceding calendar quarter. Essex must repay accrued interest on amounts advanced monthly on the first day of each month. Essex must also pay fees on any unused portion of the Credit Facility.

The Credit Facility contains customary representations and warranties as well as various affirmative and negative covenants of Essex and its subsidiaries, including maintenance of certain fixed charge coverage ratios and funded debt to earnings ratios, restrictions on other indebtedness, prohibitions on liens on assets other than through certain capital leases, and restrictions on capital expenditures. In addition, the Credit Facility imposes restrictions on acquisitions and investments by Essex and prohibitions on most dividends and stock repurchases.

The Credit Facility provides for customary events of default, including, among other things, nonpayment of amounts due under the Credit Facility, noncompliance with covenants under the Credit Facility and related documents, insolvency or bankruptcy proceedings, suspensions or debarments under government contracts, material defaults under any government contract, terminations by the government for default under any government contract, the incurrence of certain liabilities under or the occurrence of certain termination events under ERISA, and defaults in other indebtedness of Essex or its subsidiaries in excess of $500,000. Upon the occurrence of an uncured event of default, the Bank may, among other remedies, terminate its obligations under the credit facility and declare all unpaid principal, interest and other amounts and obligations immediately due and payable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX CORPORATION

/s/ Leonard E. Moodispaw
DATE: July 7, 2005	Leonard E. Moodispaw
President and Chief Executive Officer